FOR IMMEDIATE RELEASE
CONTACT: MARK S. WHITE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
TELEPHONE: (918) 287-2919

                 OSAGE BANCSHARES, INC. ANNOUNCES RESULTS OF ITS
         STOCK OFFERING; CONFIRMS ORDERS TO SELL 2,513,880 SHARES OF ITS
                        COMMON STOCK AT $10.00 PER SHARE

     PAWHUSKA, OK, JANUARY 11, 2007: Osage Bancshares, Inc. (the "Company"), the proposed holding company for Osage Federal Bank and successor company to Osage Federal Financial, Inc. (OTCBB: OFFO), today announced that it has completed the syndicated offering portion of its second step conversion.

     Orders for a total of 1,719,791 shares at a purchase price of $10.00 per share have been accepted in the syndicated offering, for which Keefe, Bruyette & Woods, Inc. acted as lead manager. The Company has received orders for 794,089 shares in the subscription offering and the community offering portion of its second step conversion. As a result, the Company anticipates that a total of 2,513,880 shares will be sold in the subscription offering, community offering and syndicated offering combined.

     In addition, upon the completion of the conversion and stock offering, stockholders of Osage Federal Financial, Inc. will receive 1.5739 shares of the Company's common stock in exchange for their shares of Osage Federal Financial, Inc. common stock. In the aggregate, existing stockholders of Osage Federal Financial, Inc. will receive approximately 1,086,120 shares of the Company's stock, less fractional shares cashed-out. Osage Bancshares, Inc. shares issued in the offering and exchange will have the CUSIP number of 68764U 10 6.

     The Company has received the regulatory, stockholder and member approvals necessary to complete the second step conversion. The transaction is scheduled to close on January 17, 2007, at which time Osage Federal MHC and Osage Federal Financial, Inc. will cease to exist. The shares of common stock sold in the offering and issued in the exchange will trade on The Nasdaq Global Market beginning January 18, 2007 under the symbol "OSBK."

     Osage Federal Bank is headquartered in Pawhuska, Oklahoma and has a branch in Bartlesville, Oklahoma. Osage Federal Bank's deposits are insured by the Federal Deposit Insurance Corporation.

     This press release contains certain forward-looking statements. These forward-looking statements are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

     Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS (AND, IN THE CASE OF THE SUBSCRIPTION OFFERING, AN ACCOMPANYING STOCK ORDER FORM). THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.